Exhibit 11

                      Latshaw Enterprises, Inc.
                Primary and Fully Diluted Net Income
                    per Common Share Computation

                                 Year ended       Year ended        Year ended
                                 November 2,      October 28,       October 29,
                                   1996             1995                1994
                                       (In Thousands Except Per Share Data)
Primary
Net income applicable to common
 shareholders                    $1,939            $1,329            $1,193

Weighted average number of
 common shares outstanding
 during the period                9,977             9,923             9,840
Add - common equivalent shares
 (determined using the "treasury
 stock method") representing
 shares issuable upon the
 exercise of stock options
 granted                            341               395               405
Weighted average number of
 common and common equivalent
 shares outstanding              10,318            10,318            10,245

Net income per share            $187.92           $128.80           $115.62

Fully Diluted
Net income                       $1,939            $1,329            $1,193
Add - interest expense of
 convertible subordinated
 debentures                         151               145               113
Net income applicable to
 common shareholders             $2,090            $1,474            $1,306

Weighted average number of
 common shares outstanding
 during the period                9,977             9,904             9,840
Add - common equivalent shares
 (determined using the "treasury
 stock method") representing
 shares issuable upon the
 exercise of stock options
 granted                            427               420               447
Add - dilutive convertible
 subordinated debentures         10,000            10,000            10,000
                                 20,404            20,324            20,287

Net income per share            $102.43            $72.72            $64.38
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